Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 7 DATED AUGUST 2, 2024
TO THE PROSPECTUS DATED APRIL 16, 2024

This document supplements, and should be read in conjunction with, our prospectus dated April 16, 2024, as supplemented by Supplement No. 1 dated May 2, 2024, Supplement No. 2 dated May 17, 2024, Supplement No. 3 dated June 4, 2024, Supplement No. 4 dated June 24, 2024, Supplement No. 5 dated July 2, 2024 and Supplement No. 6 dated July 18, 2024. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of July 2024; and
•an update on our share redemption plan activity.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of July 2024. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share**	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
July 1, 2024	$13.42	$13.51	$13.55	$13.53	$13.43	$13.37	$13.43
July 2, 2024	$13.43	$13.51	$13.55	$13.53	$13.43	$13.37	$13.43
July 3, 2024	$13.43	$13.52	$13.55	$13.53	$13.43	$13.37	$13.44
July 5, 2024	$13.43	$13.52	$13.55	$13.53	$13.43	$13.38	$13.44
July 8, 2024	$13.43	$13.52	$13.55	$13.54	$13.44	$13.38	$13.44
July 9, 2024	$13.36	$13.45	$13.48	$13.46	$13.36	$13.31	$13.37
July 10, 2024	$13.36	$13.45	$13.48	$13.47	$13.37	$13.31	$13.37
July 11, 2024	$13.36	$13.45	$13.48	$13.47	$13.37	$13.31	$13.37
July 12, 2024	$13.36	$13.45	$13.48	$13.47	$13.37	$13.31	$13.37
July 15, 2024	$13.44	$13.53	$13.56	$13.55	$13.45	$13.39	$13.46
July 16, 2024	$13.44	$13.53	$13.56	$13.55	$13.45	$13.39	$13.45
July 17, 2024	$13.44	$13.53	$13.56	$13.55	$13.45	$13.39	$13.45
July 18, 2024	$13.44	$13.54	$13.57	$13.55	$13.45	$13.39	$13.46
July 19, 2024	$13.45	$13.54	$13.57	$13.56	$13.46	$13.40	$13.46
July 22, 2024	$13.45	$13.54	$13.57	$13.56	$13.46	$13.40	$13.46
July 23, 2024	$13.45	$13.54	$13.57	$13.56	$13.46	$13.40	$13.46
July 24, 2024	$13.45	$13.54	$13.57	$13.56	$13.46	$13.40	$13.47
July 25, 2024	$13.45	$13.54	$13.57	$13.56	$13.46	$13.40	$13.47
July 26, 2024	$13.45	$13.54	$13.57	$13.56	$13.46	$13.40	$13.47
July 29, 2024	$13.45	$13.54	$13.57	$13.56	$13.46	$13.40	$13.47
July 30, 2024	$13.45	$13.54	$13.57	$13.56	$13.46	$13.40	$13.47
July 31, 2024	$13.45	$13.54	$13.57	$13.56	$13.46	$13.40	$13.47

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N and Class T shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.

Redemptions

For the month of July 2024, we received redemption requests in excess of the 2.0% monthly limit. As per the terms of our share redemption plan, we honored all death and disability based redemption requests for July 2024 in full and all other redemption requests on a pro rata basis up to the 2.0% monthly limitation. As such, each stockholder whose July redemption request was prorated received approximately 31.9% of such redemption request.